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                                                                   EXHIBIT 10.53

                                    ADDENDUM

To the Employment Agreement ("Agreement") dated October 14, 1995 between Radu Vanco ("Employee") and Catalyst Semiconductor, Inc. ("Corporation").

WHEREAS, the Corporation and the Employee desire to extend and modify the mentioned Agreement.

NOW, THEREFORE, the Corporation and Employee agree to add to or modify provisions of the Agreement as follows:

1. EMPLOYMENT AND TERM

The position will change to that of President and Chief Executive Officer. The term will be extended for an additional four (4) years.

2. POSITION, DUTIES, RESPONSIBILITIES

The position will change to that of President and Chief Executive Officer reporting to the Board of Directors. Area of responsibility will be exercising day to day supervision of all of the Corporation's activities.

3. COMPENSATION

a) BASE SALARY will be $225,000 per annum or such larger amount the Board of Directors will determine from time to time.

c) BONUSES. In addition to base compensation the Employee will be eligible for an executive bonus plan as voted by the Board of Directors.

5. SEVERANCE BENEFITS FOR TERMINATION FOLLOWING A CHANGE OF CONTROL

(b) INVOLUNTARY TERMINATION. "Involuntary Termination" will include (iii) a reduction in job responsibilities (if the Employee is removed from the position of President and CEO).

6. SEVERANCE BENEFITS FOR TERMINATION APART FROM A CHANGE OF CONTROL

(b) INVOLUNTARY TERMINATION. Severance payment will be increased to one time Employee's Current Compensation. Health and life insurance will be provided until the "Benefits Termination Date" as defined in the existing Agreement.

7. DEFINITION OF TERMS

First, Second, Third and Fourth Year should be counted from the date of this Addendum.
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(c) CHANGE OF CONTROL SEVERANCE PAYMENT will increase to two times, one and one-half times, one time and one time respectively for the First, Second, Third and Fourth Year.

(e) CURRENT COMPENSATION will also include any guaranteed bonus if voted by the Board of Directors.

(d) CAUSE. Anything contained in this section 7(d) notwithstanding, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the Board of Directors of the Corporation, after reasonable notice to Employee and an opportunity for Employee, together with Employee's counsel, to be heard before the Board, finding that in good faith opinion of the Board, Employee has engaged in the conduct described in 7(d).

16. LEGAL FEES AND EXPENSES

In the event an action is brought to enforce any provision of this Agreement, Employee's legal fees and expenses shall be paid by the Corporation as incurred by the Employee, unless Employee brings a claim which is determined by the arbitrator to be frivolous, in which case, Employee shall repay to the Corporation all amounts advanced by the Corporation to Employee in connection with such claim within thirty days of such determination.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date below:

Date: May 29, 1998



"Corporation"                                  "Employee"



By:  /s/ Hideyuki Tanigami                     /s/  Radu Vanco
     ----------------------------              ---------------------------------
Position:  Chairman



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